Exhibit 10.1

2400 Market Street, 4th Floor

Philadelphia, PA 19103

June 19, 2023

[Employee Name]

[Employee Email Address]

Via Email / DocuSign

RE:	Key Employee Retention Plan Bonus

Dear [Employee Name]:

To incentivize you to remain employed with and committed to Audacy, Inc. (the “Company”) over the next twelve months, the Company is offering you a retention bonus of [⚫] (the “KERP Bonus”) upon and subject to the terms and conditions set forth in this letter agreement. The KERP Bonus will be paid in a cash lump-sum on June 23, 2023 (the “Payment Date”), subject to your repayment of the net after-tax amount of the KERP Bonus should your employment terminate prior to the 12-month anniversary of the Payment Date (the “Repayment Date”). In consideration of the KERP Bonus, you shall not be eligible to receive an annual bonus with respect to 2023.

In all cases, if you remain employed through the Repayment Date, then the KERP Bonus will be earned and you will no longer have to repay any portion of the KERP Bonus. Additionally, if your employment is terminated due to your death, by the Company without Cause or due to your Disability, or you terminate your employment with Good Reason, then you will not be required to repay the KERP Bonus, subject to your execution and non-revocation of a waiver and release of claims in such form as may be required by the Company in its sole discretion. However, if you retire, resign or otherwise voluntarily terminate your employment without Good Reason or your employment is terminated for Cause prior to the Repayment Date, you will be required to repay the net after-tax amount of the KERP Bonus. Further, if a Change in Control (as defined in the Company’s 2022 Equity Compensation Plan (the “Plan”)) occurs prior to the Repayment Date, then you will not be required to repay the KERP Bonus, subject to your execution and non-revocation of a waiver and release of claims in such form as may be required by the Company in its sole discretion.

For purposes of this letter agreement the following terms apply:

“Cause” will have the meaning set forth in your employment agreement with the Company (or a subsidiary thereof). If you do not have such an employment agreement, then “Cause” will have the meaning set forth in the Plan.

“Disability” will have the meaning set forth in the Plan.

“Good Reason” will have the meaning set forth in your employment agreement with the Company (or a subsidiary thereof) but shall exclude any Good Reason event triggered by any reduction in compensation required under applicable law or pursuant to this letter agreement. If you do not have such an employment agreement or your employment agreement does not include a definition of “Good Reason” or similar term, then the provisions set forth in this letter agreement relating to “Good Reason” will not apply to you.

The Board of Directors of the Company, or its Compensation Committee, has the sole authority and discretion to determine whether any termination is for Cause or Good Reason whether a Change in Control has occurred, and the net after-tax amount of the KERP Bonus, and such determination will be final and binding on you and the Company. If you wish to dispute any such determination, then such dispute will be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Philadelphia, Pennsylvania and applying the law of the Commonwealth of Pennsylvania. Both you and the Company waive all rights to a jury trial.

June 19, 2023

If you are required to repay the KERP Bonus under this letter agreement, then you agree to do so promptly, but in no event more than 30 days following your termination. The KERP Bonus amount will be reduced by any other retention compensation or severance pay, in each case unless doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code. The Company reserves all other rights and remedies available to recoup the net after tax amount of the KERP Bonus advanced under this letter agreement, including the right to file a legal claim in court.

The payments and benefits under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in accordance with such intent.

The interpretation, performance and enforcement of this letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws thereof. The Company and its subsidiaries will have the authority and the right to deduct or withhold, or require you to remit to the Company or a subsidiary thereof, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld with respect to the payment of any amounts hereunder. This letter agreement replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, and comprises the final, complete and exclusive agreement between you and the Company, solely with respect to the KERP Bonus, and may only be amended in a writing signed by both you and an authorized representative of the Company. This letter agreement may be executed in counterparts and by .pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties. This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause. You should be aware that in addition to your obligation to repay the KERP Bonus under this letter agreement, the KERP Bonus may also be subject to recoupment or reduction in certain corporate transactions or as required by applicable laws.

Please indicate your acceptance of the provisions of this agreement by signing no later than Thursday, June 22, 2023. This retention KERP Bonus offer is revoked and can no longer be accepted if this letter is not signed on or prior to 5:00 PM, eastern time, June 22, 2023.

Very truly yours,

Audacy, Inc.

[Company Signature]

Agreed and Accepted.

By:
[Employee Name]

Date: